EXHIBIT 4

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of April 29, 2003 (the “First Amendment”), is by and among TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), the Lenders party hereto (the “Lenders”), SUNTRUST BANK, as syndication agent (the “Syndication Agent”), BANK OF AMERICA, N.A., as documentation agent (the “Documentation Agent”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of April 30, 2002 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein); and

WHEREAS, the Borrower has requested to extend the Termination Date for an additional 364 day period, and the Lenders have agreed to extend their respective Commitments and amend the Credit Agreement in accordance with such request and as provided herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

AMENDMENTS

1.1       Definition of Applicable Percentage. The definition of “Applicable Percentage” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated as follows:

“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (i) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans” and (ii) the Facility Fee shall be the percentage set forth under the column “Facility Fee”:

Level	Leverage Ratio	LIBOR Rate Margin for Revolving Loans	Alternate Base Rate Margin for Revolving Loans	Facility Fee

I	> 0.40 to 1.0	1.00%	0.00%	0.25%
II	> 0.30 to 1.0 but <= 0.40 to 1.0	0.80%	0.00%	0.20%
III	<= 0.30 to 1.0	0.60%	0.00%	0.15%

provided that, if the Credit Agreement is not refinanced or otherwise terminated on or prior to July 31, 2003, then the Applicable Percentage and the Facility Fee shall be the percentages in the following grid:

Level	Leverage Ratio	LIBOR Rate Margin for Revolving Loans	Alternate Base Rate Margin for Revolving Loans	Facility Fee

I	> 0.40 to 1.0	1.125%	0.00%	0.50%
II	> 0.30 to 1.0 but <= 0.40 to 1.0	1.00%	0.00%	0.50%
III	<= 0.30 to 1.0	0.75%	0.00%	0.50%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Section 5.04(a), (b) and (c) (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. The initial Applicable Percentages shall be based on Level II until the first Interest Determination Date occurring after the Closing Date. After the Closing Date, if the Borrower shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Section 5.04(a), (b) and (c), the Applicable Percentage from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

1.2       Definition of Termination Date. The definition of “Termination Date” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated as follows:

“Termination Date” means (unless earlier terminated), as to each Lender, April 28, 2004, or if extended with the consent of such Lender, such later date not more than 364 days following the then applicable Termination Date.

1.3       Consolidated Stockholders’ Equity. Section 6.07 of the Credit Agreement is hereby amended and restated in its entirety:

Section 6.07    Consolidated Stockholders’ Equity.

Permit Consolidated Stockholders’ Equity of the Borrower to be less than $325,000,000 at any time.

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SECTION 2

CLOSING CONDITIONS

2.1     Closing Conditions.

This First Amendment shall be effective at such time as the following conditions shall have been satisfied (in form and substance reasonably acceptable to the Administrative Agent):

(a)         First Amendment. Receipt by the Administrative Agent of a copy of this First Amendment duly executed by each of the Borrower, the Lenders and the Administrative Agent.

(b)        Legal Opinion. Receipt by the Administrative Agent of an opinion of in-house legal counsel to the Borrower addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

(c)         Other Documents. The Administrative Agent shall have received such other documents, agreements, and opinions in connection with the closing of the First Amendment as the Administrative Agent may reasonably request.

(d)        Amendment Fee. Receipt by the Administrative Agent, on behalf of each Lender that delivers an executed counterpart of this First Amendment to the Administrative Agent on or before April 29, 2003, of an amendment fee equal to the amount set forth in that certain Fee Letter dated as of April 8, 2003 among the Borrower, the Administrative Agent and Wachovia Securities, Inc.

SECTION 3

MISCELLANEOUS

3.1       Amended Terms. The term “Credit Agreement” as used in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this First Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2       Representations and Warranties of Credit Parties. The Borrower hereby represents and warrants as follows:

(a)        It has taken all necessary action to authorize the execution, delivery and performance of this First Amendment.

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(b)        This First Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)        No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this First Amendment.

(d)        After giving effect to this Amendment, the representations and warranties set forth in Article III of the Credit Agreement are, subject to the limitations set forth therein, true and correct in all respects as of the date hereof (except for those which expressly relate to an earlier date).

3.3       Loan Document. This First Amendment shall constitute a Loan Document under the terms of the Credit Agreement and shall be subject to the terms and conditions thereof (including, without limitation, Sections 9.07, 9.11 and 9.16 of the Credit Agreement).

3.4       Entirety. This First Amendment and the other Loan Documents embody the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.5       Counterparts. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this First Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	TREDEGAR CORPORATION, a Virginia corporation
By: /s/ D. Andrew Edwards

	Name:	D. Andrew Edwards
	Title:	Vice President

AGENT AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By: /s/ George L. Woolsey

	Name:	George L. Woolsey
	Title:	Vice President

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SUNTRUST BANK as a Lender
By: /s/ Mark A. Flatin

Name:	Mark A. Flatin
Title:	Director

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BANK OF AMERICA, N.A. as a Lender
By: /s/ Richard C. Hardison

Name:	Richard C. Hardison
Title:	Vice President

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